EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization	Names Under Which Subsidiary Does Business
Radnor Chemical Corporation (1)	Delaware	Radnor Chemical Corporation

Radnor Investments, L.L.C. (2)	Delaware	Radnor Investments, L.L.C.

Radnor Investments III, Inc. (2)	Delaware	Radnor Investments III, Inc.

Radnor Management Delaware, Inc. (1)	Delaware	Radnor Management Delaware, Inc.

Radnor Management, Inc. (1)	Delaware	Radnor Management, Inc.

StyroChem Canada, Ltd. (3)	Quebec	StyroChem Canada, Ltd. StyroChem International

StyroChem Finland Oy(4)	Finland	StyroChem Finland Oy StyroChem International

StyroChem U.S., Ltd. (4)	Texas	StyroChem U.S., Ltd. StyroChem International

WinCup Holdings, Inc.(1)	Delaware	WinCup Holdings, Inc. WinCup Holdings of Texas, Inc. WinCup

(1)	Owned 100% by Radnor Holdings Corporation.
(2)	Owned 100% indirectly by Radnor Holdings Corporation.
(3)	Owned 100% by Radnor Chemical Corporation.
(4)	Owned 100% indirectly by Radnor Chemical Corporation.